Master Government Securities Trust
File Number: 811-21300
CIK Number: 1186241
For the Period Ending: 09/30/2005

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the six months ended September 30, 2005.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/07/2005	$46,000	Merrill Lynch Government	2.73%	04/14/2005
04/14/2005	44,000	Merrill Lynch Government	2.78	04/21/2005
04/21/2005	44,000	Merrill Lynch Government	2.70	04/28/2005
04/28/2005	44,000	Merrill Lynch Government	2.92	05/05/2005
05/05/2005	43,000	Merrill Lynch Government	2.95	05/12/2005
05/12/2005	45,000	Merrill Lynch Government	2.97	05/19/2005
05/19/2005	44,000	Merrill Lynch Government	2.96	05/26/2005
05/26/2005	43,000	Merrill Lynch Government	2.97	06/02/2005
06/02/2005	43,000	Merrill Lynch Government	2.95	06/09/2005
06/09/2005	42,000	Merrill Lynch Government	2.97	06/16/2005
06/16/2005	45,000	Merrill Lynch Government	2.97	06/23/2005
06/23/2005	47,000	Merrill Lynch Government	3.05	06/30/2005
06/30/2005	43,000	Merrill Lynch Government	3.25	07/07/2005
07/07/2005	44,000	Merrill Lynch Government	3.20	07/14/2005
07/14/2005	45,000	Merrill Lynch Government	3.21	07/21/2005
07/21/2005	44,000	Merrill Lynch Government	3.20	07/28/2005
07/28/2005	43,000	Merrill Lynch Government	3.24	08/04/2005
08/04/2005	44,000	Merrill Lynch Government	3.38	08/11/2005
08/11/2005	44,000	Merrill Lynch Government	3.44	08/18/2005
08/18/2005	45,000	Merrill Lynch Government	3.46	08/25/2005
08/25/2005	45,000	Merrill Lynch Government	3.48	09/01/2005
09/01/2005	45,000	Merrill Lynch Government	3.50	09/08/2005
09/06/2005	42,000	US Treasury Bill	3.00	09/15/2005
09/08/2005	45,000	Merrill Lynch Government	3.47	09/15/2005
09/15/2005	45,000	Merrill Lynch Government	3.65	09/22/2005
09/22/2005	44,000	Merrill Lynch Government	3.65	09/29/2005
09/29/2005	43,500	Merrill Lynch Government	3.70	10/06/2005